SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549



                                      FORM 8-K


                                    CURRENT REPORT


          Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934


                            Date of Report:  May 26, 1994



                          CONTINENTAL MEDICAL SYSTEMS, INC.
                (Exact name of registrant as specified in its charter)



                   Delaware                51-0287965           0-15088

           (State of Incorporation)       (IRS Employer       (Commission
                                       Identification No.)   File Number)


                                   600 Wilson Lane
                                     P.O. Box 715
                               Mechanicsburg, PA  17055
                           Telephone Number (717) 790-8300


          Item 5.  Other Events

               On May 24, 1994, the Registrant issued the following press release:

               Continental Medical Systems, Inc. (NYSE: CNM) announced today plans to establish up to a $75 million pre-tax charge in its fourth quarter, which will end June 30, 1994, for a restructuring and reorganization program. The Company's Board of Directors has approved several measures to streamline operations and improve productivity by restructuring the Company into three major operating divisions, flattening the management organizational structure, writing down certain assets and, where appropriate, divesting underproductive assets. The special charge will comprise several items, including the write down of selected assets in the Company's hospital division, the costs associated with the consolidation of its contract therapy companies, the write down of receivables related to the termination of certain business relationships in the contract therapy business and certain other costs of the program.

               Approximately $53 million of the charge is associated with the Company's plan to write down the assets to current values at up to nine rehabilitation hospitals, write down the assets related to an outpatient acquisition, an abandoned managed unit and other miscellaneous charges. The majority of the charges are for assets located in California. The recently announced divestiture of the Company's interests in the Rocky Mountain facility in Denver, Colorado and its agreement to sell its North Valley facility in Chico, California will have a minimal effect on the cost of this program.

               Approximately $19 million of the charge is related to the Company's plan to consolidate its five contract therapy companies into its Premier Rehabilitation subsidiary, exit certain markets and write down receivables related to the termination of certain business relationships. This consolidation process will involve the closure of offices, relocation and severance of personnel and elimination of duplicative processes.

               The remainder of the charge, up to $3 million, has been provided to reduce and realign the work force at the Company's corporate office and certain other locations and provide for transaction costs to execute the plan.

               The net cash effect of the program, including the proceeds from the divestitures discussed above, is expected to be minimal.

               The Company is implementing the consolidations and layoffs as part of its plan to restructure its organization into three major operating divisions - Hospital, Contract Therapy and Physician Services/Locum Tenens. The Company has also realigned reporting lines and operating responsibilities of its corporate management, and reduced the number of corporate staff personnel, consistent with its new organization structure to enhance decision-making processes and reduce costs. Effective July 1, a number of the support staff presently residing in the corporate office will be reassigned to the operating subsidiary locations. Clinical operations and selective support functions will continue to be centralized.

               The Company plans to commence reporting of its operating results by its three operating Divisions in the fourth quarter. It continues to be the Company's objective to maintain a
          leadership role in each of the operating divisions.   The
          strategic outlook for each of these divisions and other initiatives underway at the Company are as follows:

          Hospital Division

               The Company plans to pursue selected new development opportunities and may add up to two hospitals per year as a result of this strategy. There are presently several new hospital development projects under consideration. The Company will periodically evaluate its hospital portfolio and when it believes that certain facilities will not provide adequate returns on investment, the Company may seek to divest those facilities. The Company also plans to continue to cultivate alliances within existing markets and continue its expansion of outpatient services surrounding its hospital operations as part of its growth strategy. The Company has recently introduced to insurance companies and managed care organizations its Total Outcome and Prediction Program (TOPP) to respond to managed care needs. TOPP establishes a new standard of excellence for outcome management, cost control and resource allocation. The TOPP program, combined with the Company's cost accounting application, now enables the Company to predict costs of services and share risks with payors.

          Contract Therapy Division

               The Contract Therapy Division continues to experience revenue growth as demand for services continues to increase. It is expected that therapist retention will improve to historical levels as the effects of the reorganization subside. With the consolidation of the businesses described above, the Company expects that there will be substantial synergies in pursuing existing and new product lines within the contract therapy group including development of outcome based programs to meet the demand for sub-acute rehabilitative and managed care services in
          the long term care setting.   Additionally, the cost savings that
          the Company expects to achieve through the consolidation will enable it to become more cost effective in the delivery of its services.

          Physician Service/Locum Tenens Division

               The Company recently recruited a new Chief Executive Officer to its locum tenens business, CompHealth/Kron. Primary care and allied professional days continue to grow while demand for specialty physician services remains soft. The Company expects to continue to pursue more relationships with primary care providers and clients while adding additional services in the marketplace. As part of the restructuring program, the locum tenens business has closed one of its office locations to create greater efficiency and additional cost savings in the pursuit of its primary care services initiatives.

          Corporate

               With the flattening of the organization and streamlining the operating divisions, the Corporate office has been reduced by approximately 10% of its personnel. The Company continues to make investments in its Vision information technology project which will give the Company a competitive advantage in its various initiatives.

          New Initiatives

               Recently, the Company has embarked upon new initiatives which it believes afford substantial opportunity for the future.

               The Company recently created an initiative called Innovative Health Alliances (IHA) whereby the Company plans to facilitate development and provide certain management services to networks of independent outpatient rehabilitation clinics within geographic regions. The IHA program has been initiated in Kansas City and has a number of other development opportunities throughout the country. The Company believes that the IHA networks will provide the necessary leverage for independent clinics to enable them to contract with managed care programs.
          In certain instances the Company will own the clinics in the network and in all instances IHA will provide certain management and contracting services for the network.

               The Company plans to continue to broaden its range of services and programs to physicians as evidenced by its recent
          acquisition of Medical Management Associates, Inc. (MMA).   MMA
          is engaged in the development and management of independent physician practice associations (IPAs) and currently has 15 IPAs under management. The IPAs currently managed by MMA have managed care contracts covering 110,000 enrolled members and have 4,000 physicians under contract. The Company believes that MMA provides opportunities for substantial growth going forward.

               The Company plans to continue to invest in the development and management of rehabilitation units in acute hospital settings through the Select Rehab subsidiary. The Company currently manages 12 such units with a number of development projects underway.

               Commenting on the announcement, CMS Chairman and Chief Executive Officer R.A. Ortenzio stated, "We have made organization changes to enable senior executives of each Division and the Corporation to be more responsive to marketplace changes while reducing our overhead costs. It has been a very difficult decision for us to write down selected hospital division assets. Although there is a need for the rehabilitation services we provide in these markets, we have found that certain of our hospitals are not adequately aligned and are having difficulty developing a market capable of supporting our investment in that location." Regarding the consolidation of the contract therapy companies, he stated, "In February we internally announced the combination of the long-term care services of Communi-Care/Pro-Rehab and RehabWorks into Premier. We have now expanded that program to encompass the other contract therapy companies to consolidate these entities along product lines. We expect the synergies and cost savings that will result from this consolidation will enhance the Company's capability to deliver higher quality and cost effective care. We believe our locum tenens business is progressing well and expect to see growth in the Division during fiscal 1995. Our continuing investment in the Vision project and the new initiatives, which we expect to be profitable by fiscal 1996, are all part of our plan to enhance shareholder value."

               Commenting on the restructuring program President and Chief Operating Officer Robert A. Ortenzio stated, "We believe that the synergies and cost savings obtained through flattening the organization and re-aligning our businesses into three separate major divisions will position the Company to grow its businesses efficiently. It is our expectation that the various initiatives under way, together with the improvement generally in our business fundamentals, will enable the Company to accomplish continued growth in our operating earnings for the foreseeable future."

               Dennis Lehman, Senior Vice President - Finance and Chief Financial Officer stated, "Although our operating earnings for fiscal 1994 have been a disappointment, we have enjoyed substantial cash flow which has been used in part to make investments in opportunities which we believe will provide favorable returns to our shareholders. We have also utilized our cash flow to reduce our indebtedness as evidenced by the repayment of $37 million this past quarter."

               CMS is one of the nation's largest providers of comprehensive medical rehabilitation services with annualized net operating revenues of approximately $1 billion. CMS operates 38 freestanding rehabilitation hospitals, provides outpatient rehabilitation services at more than 140 locations and manages 12 inpatient rehabilitation units for general acute care hospitals. These services are provided in 22 states. CMS' Contract Therapy Group provides physical, occupational, respiratory and speech therapy. The physician locum tenens businesses provide services in all 50 states.

          Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                   CONTINENTAL MEDICAL SYSTEMS, INC.


          Date:  May 26, 1994      By:   /s/  David G. Nation
                                   David G. Nation, Senior Vice-President,
                                   General Counsel and Secretary